EXHIBIT 99.2

News Release

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. ANNOUNCES THIRD QUARTER EARNINGS

Austin, Texas — November 9, 2004 — Citizens, Inc. (NYSE: CIA) reported net income of $2.7 million or $0.06 per share for the nine months ended September 30, 2004, compared to $941,000 or $0.03 per share for the same period in 2003. The 2004 three and nine month earnings per share have been impacted by issuance and discount costs related to the convertible preferred shares issued during the third quarter and related 4% dividend. Increased life insurance premiums and net investment income, coupled with decreased general expenses, contributed to the growth in net income for the nine months ended September 30, 2004.

New annualized life insurance premiums increased 22.9% to $10.7 million and renewal life insurance premiums grew 12.7% to $32.7 million in the first nine months of 2004. Net investment income increased 5.6% during the period to $11.1 million due to continued expansion of the Company’s asset base. Total nine-month revenues decreased 4.0% to $65.5 million compared to 2003 when revenues were $68.2 million. Effective January 1, 2004, Citizens entered into coinsurance agreements ceding a majority of its accident and health (A&H) business to another carrier, resulting in a $10.4 million reduction in A&H premiums and a charge of $587,000 to operating results. Claims and surrenders decreased $5.1 million from $29.7 million for the nine months ended September 30, 2003 to $24.6 million for the same period in 2004 because of a $6.9 million reduction in A&H claims. Economies of scale achieved through consolidation of the administration of companies acquired over the past two years, as well as the transfer of the A&H business, contributed to a 19.4% decline in insurance expenses from $14.7 million during the nine months ended September 30, 2003, to $11.8 million for the nine months ended September 30, 2004. Amortization of cost of customer relationships acquired and other intangible assets decreased 59.4% from $5.1 million in the first nine months of 2003 to $2.1 million in the first nine months of 2004 because of the transfer of the A&H business.

For the three months ended September 30, 2004, the Company earned net income of $1.5 million or $0.03 per share, compared to $1.3 million or $0.04 per share for the same period in 2003. Income before Federal Income Tax was $2.2 million, compared to $1.8 million. The Company incurred a higher annualized tax rate in 2004 as the result of losing the “small life insurance company deduction.” The improvement in 2004 results is due to life insurance premium growth combined with decreased expenses. During the third quarter 2004, new annualized life insurance premiums increased 10.4% to $3.9 million and renewal life insurance premiums increased 11.0% to $11.3 million, respectively. Total revenues decreased 5.9% to $23.5 million, compared to the third quarter 2003 when revenues were $25.0 million, due to a $3.6 million reduction in A&H premiums. Claims and surrenders declined from $10.1 million for the quarter ended September 30, 2003 to $8.4 million for the same period in 2004 because of a $1.8 million reduction in A&H claims. All of the declines related to the A&H business were the result of the reinsurance transaction described above. Underwriting and insurance expenses decreased 15.0% from $4.9 million in third quarter 2003 to $4.2 million in third quarter 2004 due to

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P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax: 512-836-9334
email: PR@citizensinc.com • web site: www.citizensinc.com

economies of scale achieved through consolidation of the administration of companies acquired over the past two years as well as the transfer of the A&H business.

Assets increased to $413.6 million at September 30, 2004, compared to $390.1 million at December 31, 2003, the increase mitigated by a $10.4 million transfer of A&H reserves to the assuming company under the terms of the coinsurance transaction. Stockholders’ equity increased to $130.9 million at September 30, 2004, from $127.0 million at December 31, 2003, due to net income of $2.7 million during the nine months ended September 30, 2004, and $2.9 million related to the beneficial conversion feature of the convertible preferred stock in excess of $1.7 million of unrealized losses, net of tax, in the Company’s bond portfolio.

On October 1, 2004, the Company’s subsidiary, Citizens Insurance Company of America, acquired Security Plan Life Insurance Company (Security), a Louisiana life insurance company with significant marketing operations in Louisiana. The purchase price was $85 million and was funded from cash on hand and a $30 million term loan from Regions Bank. Security’s assets are $281 million with annual revenues of $55 million. Security’s results will be included in the Company’s fourth quarter earnings.

About Citizens, Inc.

Citizens, Inc., parent of the Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its vision is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, through the sale of U.S. dollar denominated cash value whole life insurance policies worldwide, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $6.03 on November 8, 2004.

Additional information is available about the Company on its web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS

OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine-Months Ended		Three-Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues
Premium income	$50,298,907	$55,867,983	$18,309,202	$20,451,093
Annuity and universal life considerations	2,270,050	247,158	500,230	81,346
Net investment income	11,108,639	10,521,530	3,444,307	3,720,331
Realized gains	735,308	989,847	478,923	523,275
Other income	1,111,698	609,249	801,291	238,202

Total revenues	$65,524,602	$68,235,767	$23,533,953	$25,014,247
Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	$11,573,790	$4,736,044	$4,333,921	$2,693,965
Policyholders’ dividends	2,871,708	2,559,430	1,141,695	978,665
Claims and surrenders	24,640,495	29,734,285	8,351,117	10,136,813

Total revenues benefits paid or provided	39,085,993	37,029,759	13,826,733	13,809,443

Commissions	13,158,566	12,564,190	4,896,033	4,772,855
Other underwriting, acquisition and insurance expenses	11,825,431	14,675,995	4,206,260	4,949,190
Capitalization of deferred policy acquisition costs	(12,972,220)	(11,718,064)	(4,973,716)	(4,808,408)
Amortization of deferred policy acquisition costs	7,594,592	9,222,629	2,626,288	3,561,968
Amortization of cost of customer relationships acquired	2,087,890	5,147,240	727,875	881,857
(Gain) loss on coinsurance agreements	586,767	—	(23,846)	—

Total benefits and expenses	61,367,019	66,921,749	21,285,627	23,166,905

Income before federal income tax	$4,157,583	$1,314,018	$2,248,326	$1,847,342
Federal income tax expense	$1,407,907	$372,901	$755,341	$532,898

Net income	$2,749,676	$941,117	$1,492,985	$1,314,444

INCOME PER SHARE (UNAUDITED)

Net Income per share	$0.06	$0.03	$0.03	$0.04

Weighted average shares outstanding	35,810,354	34,472,408	35,810,354	34,969,715

BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2004	2004	2004	2003	2003
Total assets	$413,595,750	$390,673,658	$404,905,761	$390,093,297	$369,698,028
Total invested assets	$230,817,292	$235,325,072	$263,933,566	$275,188,132	$266,105,355
Stockholders’ equity	$130,875,442	$124,528,654	$128,896,167	$127,026,722	$119,041,852